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Exhibit 99.1

$1,300,000,000

CREDIT AGREEMENT

Dated February 17, 2005

Among

MOLSON COORS BREWING COMPANY

THE BORROWING SUBSIDIARIES PARTY HERETO

THE LENDERS PARTY HERETO

JPMorgan Chase Bank, N.A.
As Administrative Agent

JPMorgan Chase Bank, N.A., Toronto Branch
As Canadian Administrative Agent

J.P. Morgan Securities, Inc.
As Bookrunner and Arranger

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SCHEDULES:
Schedule 2.01	Commitments
Schedule 2.16	Payment Instructions
Schedule 3.06	Disclosed Matters
Schedule 3.13	Domestic Significant Subsidiaries
Schedule 6.01	Existing Priority Indebtedness
Schedule 6.02	Existing Liens
EXHIBITS:
Exhibit A	Form of Borrowing Request
Exhibit B-1	Form of Borrowing Subsidiary Agreement
Exhibit B-2	Form of Borrowing Subsidiary Termination
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Subsidiary Guarantee Agreement
Exhibit E-1	Form of Opinion of Secretary of the Company
Exhibit E-2	Form of Opinion of US Counsel to the Company
Exhibit E-3	Form of Opinion of Canadian Counsel to the Canadian Borrowing Subsidiaries
Exhibit E-4	Form of Opinion of Nova Scotia Counsel to Molson Coors Capital Finance ULC

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            CREDIT AGREEMENT dated as of February 17, 2005 among MOLSON COORS BREWING COMPANY, a Delaware corporation; COORS BREWING COMPANY, MOLSON CANADA 2005, MOLSON INC. and MOLSON COORS CAPITAL FINANCE ULC, each a subsidiary of the Company; the LENDERS party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent.

        The Company (at the time known as Adolph Coors Company) and Molson Inc., a Canadian corporation ("Molson") have entered into a Combination Agreement dated as of July 21, 2004, as amended by Amendment No. 1 thereto dated as of November 11, 2004 and Amendment No. 2 thereto dated as of January 13, 2005 (as so amended, the "Combination Agreement"), and pursuant to such Agreement have carried out a business combination by way of arrangement under Canadian law as a result of which (a) Molson Coors Canada Inc., a Canadian corporation of which the Company indirectly owns all the Equity Interests (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) other than the Exchangeable Shares issued to former holders of the equity interests of Molson as described below ("ExchangeCo") has become the direct or indirect record and beneficial owner of all the issued and outstanding equity interests of Molson and (b) former holders of the equity interests of Molson have received (or are entitled to receive) consideration (through a series of transactions described in the Combination Agreement) consisting solely of shares of common stock of the Company or Exchangeable Shares of ExchangeCo that entitle the holders thereof to exercise voting rights and receive distributions with respect to, and under specified circumstances are exchangeable for, shares of common stock of the Company, but that will not represent direct or (other than through interests with respect to the common stock of the Company) indirect beneficial ownership interests in Molson or its subsidiaries (the "Combination"). In connection with the Combination, (a) the Special Dividend was declared by Molson prior to the Combination and will be paid to Molson shareholders shortly after the date hereof, and funds sufficient for such payment have been deposited with Molson's paying agent, (b) on or prior to the Effective Date, all indebtedness outstanding under Molson's existing Credit Agreement dated as of March 14, 2002, as amended (the "Molson Credit Agreement"), and Molson's Promissory Note dated February 3, 2005, in the amount of Cdn.$250,000,000 and Undertaking dated as of February 3, 2005 related thereto, in each case in favor of the Bank of Montreal (collectively, the "Molson Note"), will be repaid and the Molson Credit Agreement terminated, (c) notice of the redemption of the Molson FRNs has been given and the Company will effect such redemption in accordance with such notice and (d) irrevocable notice of the redemption of the Molson Debentures (together with the Molson Credit Agreement, the Molson Note and the Molson FRNs, the "Molson Indebtedness"), requiring such redemption thereof to occur within 60 days, has been given and the Company will effect such redemption in accordance with such notice.

        In connection with the foregoing, the Borrowers have requested that the Lenders establish the credit facility provided for herein in an aggregate initial principal amount of US$1,300,000,000. The proceeds of the Loans and B/A Drawings made hereunder will be used to refinance the Molson Indebtedness (including any Indebtedness incurred to fund the Special Dividend) and, after such refinancing, for general corporate purposes of the Company and the Subsidiaries. The Lenders are willing to establish such credit facility upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions

        SECTION 1.01.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) 1.00 minus the Statutory Reserves applicable to such Eurocurrency Borrowing.

        "Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article IX.

        "Administrative Questionnaires" means, collectively, a US Administrative Questionnaire in a form supplied by the Administrative Agent and a Canadian Administrative Questionnaire in a form supplied by the Canadian Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agents" means, collectively, the Administrative Agent and the Canadian Administrative Agent.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Applicable Agent" means (a) with respect to a Loan or Borrowing denominated in US Dollars (other than any such Loan or Borrowing made in Canada to a Canadian Borrowing Subsidiary), or with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to (i) a Loan or Borrowing denominated in Canadian Dollars, (ii) a Loan or Borrowing denominated in US Dollars and made in Canada to a Canadian Borrowing Subsidiary or (iii) a B/A, the Canadian Administrative Agent.

        "Applicable Canadian Pension Legislation" means, at any time, any Canadian pension legislation then applicable to any Canadian Borrowing Subsidiary, including all regulations made thereunder, and all rules, regulations, rulings and interpretations made or issued by any Governmental Authority having or asserting jurisdiction in respect thereof, excluding, all such legislation, rules, regulations, rulings and interpretations applicable to the Canada Pension Plan, the Quebec Pension Plan and any other similar plan established and maintained by any Governmental Authority.

        "Applicable Rate" means, for any day, with respect to any Eurocurrency Loan or B/A Drawing, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurocurrency and B/A Drawing Rate" or "Facility Fee Rate", as the

case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index Debt:

Index Debt Ratings (S&P/Moody's):	Eurocurrency and B/A Drawing Rate	Facility Fee Rate
Category 1	0.19%	0.06%
A/A2 or above
Category 2	0.28%	0.07%
A-/A3
Category 3	0.37%	0.08%
BBB+/Baa1
Category 4	0.40%	0.10%
BBB/Baa2
Category 5	0.60%	0.15%
BBB-/Baa3
Category 6	0.80%	0.20%
Below BBB-/Baa3

        For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall (A) in different Categories but each such rating shall be in a Category at or above Category 5, the Applicable Rate shall be based on the higher of the two ratings, unless one of the ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings, and (B) in different Categories and at least one of such ratings shall be in Category 6, the Applicable Rate shall be determined by reference to the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01(g) hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, or if either such rating agency shall not have in effect a rating for the Index Debt notwithstanding the Company's good faith efforts to cause such a rating to be in effect, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agency or, if there shall be no such rating, the ratings of Moody's and S&P most recently in effect.

        "Asset Disposition" means (a) any sale, transfer or other disposition of any capital stock of any Subsidiary to any Person other than the Company or any Wholly Owned Subsidiary (including, without limitation, through the merger of any Subsidiary with or into any Person other than the Company or any Wholly Owned Subsidiary, but excluding issuances or transfers of the capital stock of ExchangeCo or the Company related to the Combination) or (b) any sale, transfer or other disposition of any other property or asset of the Company or any Subsidiary to any Person other than the Company or any Wholly Owned Subsidiary, other than (i) any sale, transfer or other disposition of: (A) any inventory or current assets in the ordinary course of business; (B) any asset within 180 days after the acquisition, or completion of construction, thereof to a Person other than the Company or a Subsidiary who then leases such property to the Company or a Subsidiary; (C) any accounts receivable and related assets pursuant to Securitization Transactions permitted under Section 6.01(l) to the extent that the aggregate amount of all such Securitization Transactions does not at any time exceed $200,000,000; (D) any accounts receivable and related assets pursuant to the Molson Securitization Program; (E) any other property or assets in the ordinary course of business if the total consideration received by the Company and the Subsidiaries in respect of any such sale, transfer or other disposition, or series of related sales, transfers or dispositions, under this clause (E) does not exceed $10,000,000; or (F) any Specified Asset; or (ii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, assets of the Company or any Subsidiary to the extent the Net Proceeds of any such event shall not have been applied to repair or replace the subject assets within one year after the occurrence of such event.

        "Assignment and Assumption" means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

        "Attributable Debt" means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

        "B/A" means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Canadian Borrowing Subsidiary and accepted by a Lender in accordance with the terms of this Agreement.

        "B/A Drawing" means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect, including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect.

        "B/A Equivalent Loan" is defined in Section 2.04(k).

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrower" means the Company or any Borrowing Subsidiary.

        "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

        "Borrowing Minimum" means (a) in the case of a Borrowing denominated in US Dollars, $5,000,000 and (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$5,000,000.

        "Borrowing Multiple" means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000 and (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000.

        "Borrowing Request" means a request by a Borrower for a Borrowing in accordance with Section 2.03 in the form of Exhibit A hereto.

        "Borrowing Subsidiary" means the Initial Borrowing Subsidiaries and any other Subsidiary that has been designated as a Borrowing Subsidiary pursuant to Section 2.18, in each case to the extent any such Borrowing Subsidiary has not ceased to be a Borrowing Subsidiary as provided in Section 2.18.

        "Borrowing Subsidiary Agreement" means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

        "Borrowing Subsidiary Termination" means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, (a) when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with a Loan denominated in Canadian Dollars or a B/A, the term "Business Day" shall also exclude any day that is not a day on which banks are open for dealings in deposits in Canadian Dollars in both Toronto and Montreal.

        "Calculation Date" means the last Business Day of each fiscal quarter of the Company.

        "Canadian Administrative Agent" means JPMorgan Chase Bank N.A., Toronto Branch or any successor thereto appointed in accordance with Article IX.

        "Canadian Base Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Canadian Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars and made by it in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers' acceptances denominated in Canadian Dollars with a term of 30 days received by the Canadian Administrative Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) and (ii) 0.50% per annum.

        "Canadian Borrowing Subsidiary" means any Borrowing Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.

        "Canadian Dollars" or "Cdn.$" means the lawful money of Canada.

        "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "CDOR Rate" means, on any date, an interest rate per annum equal to the average discount rate applicable to bankers' acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of "Canadian Base Rate") or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of "Discount Rate") appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Administrative Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

        "Change in Control" means (a) at any time when the Permitted Holders do not beneficially own Equity Interests representing more than 50% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Company, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than any Permitted Holder, of Equity Interests representing more than 30% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company or a majority in interest of the Permitted Holders nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group, other than any Permitted Holder (it being agreed that for purposes of this clause (c), no officer of the Company will be deemed to Control the Company by virtue of his or her position as such).

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law, but if not having the force of law, being of a type with which such Person would ordinarily comply) of any Governmental Authority made or issued after the date of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Combination" has the meaning assigned to such term in the preamble hereto.

        "Combination Agreement" has the meaning assigned to such term in the preamble hereto.

        "Combination Transactions" means the Combination and all other transactions, including all incurrences and repayments of Indebtedness, contemplated to be effected in connection therewith.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01 and to accept and purchase or arrange for the purchase of B/As pursuant to Section 2.04, expressed as an amount representing the maximum aggregate permitted amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of Commitments on the date hereof is $1,300,000,000.

        "Company" means Molson Coors Brewing Company.

        "Consolidated EBITDA" means, for any period, consolidated net income of the Company and the Subsidiaries for such period (a) plus, without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided, that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring, issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all fees, expenses, costs and charges made in connection with the Combination Transactions, (viii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (ix) losses realized upon the disposition of property (other than inventory), (x) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance and (xi) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls and (b) minus, without duplication and to the extent included in determining consolidated net income of the Company and the Subsidiaries, the sum of (i) any extraordinary gains for such period and (ii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP. In the event that there shall have occurred any acquisition or disposition of a business or business unit during any period for which Consolidated EBITDA is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP. |

        "Consolidated Net Tangible Assets" means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Company and the Subsidiaries, minus (a) all current liabilities of the Company and the Subsidiaries (excluding (i) liabilities that by their terms are extendable or renewable at the option of the obligor to a date more than 12 months after the date of determination and (ii) current maturities of long-term debt) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of the Company and the Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company and the Subsidiaries delivered pursuant to Section 5.01 (or, prior to the delivery of such first balance sheet pursuant to Section 5.01, the pro forma balance sheet referred to in Section 3.04(c)), determined on a consolidated basis in accordance with GAAP.

        "Consolidated Total Debt" means, on any date, all Indebtedness of the Company and the Subsidiaries on such date (other than (a) up to $4,900,000 of life insurance loans listed on

Schedule 6.01 and (b) obligations referred to in clause (i) of the definition of "Indebtedness" and obligations in respect of surety bonds, in each case under this clause (b) to the extent they support liabilities that do not themselves constitute Indebtedness), net of all cash and cash equivalents of the Company and the Subsidiaries on such date (including any amount on deposit in a Prepayment Account established pursuant to Section 2.09(d)), determined, without duplication, on a consolidated basis in accordance with GAAP.

        "Contract Period" means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the applicable Canadian Borrowing Subsidiary may elect or, to the extent available from all Lenders, such other number of days requested by the applicable Canadian Borrowing Subsidiary (each such election hereunder to be subject to availability); provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both, as set forth in Article VII, would become an Event of Default.

        "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

        "Discount Proceeds" means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

        "Discount Rate" means, with respect to a B/A being accepted and purchased on any day, (a) for a Lender which is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or, (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Administrative Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers' acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a lender which is a Non-Schedule I Lender, the lesser of (i) the CDOR Rate applicable to such B/A plus 0.10% per annum and (ii) the arithmetic average (as determined by the Canadian Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Administrative Agent by the Non-Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers' acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

        "Domestic Subsidiary" means a Subsidiary that is not a Foreign Subsidiary.

        "Effective Date" means the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

        "Environmental Laws" means all applicable and legally binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to environmental or workplace health and safety matters.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

        "Equity Issuance" means any issuance or sale by the Company or any Subsidiary of any Equity Interests of the Company or such Subsidiary, as applicable, except in each case for (a) any issuance or sale to the Company or any Subsidiary, (b) any issuance of directors' qualifying shares, (c) any issuance or sale by ExchangeCo of any of its Equity Interests in connection with the Combination Transactions, (d) any issuance or sale of any Equity Interests of the Company upon the exchange of any exchangeable shares of ExchangeCo and (e) sales or issuances of common stock of the Company to management or employees of the Company or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

        "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned to such term in Section 7.01.

        "ExchangeCo" has the meaning assigned to such term in the preamble hereto.

        "Exchange Rate" means, on any Business Day, (a) with respect to Canadian Dollars in relation to US Dollars, the spot rate as quoted by the Bank of Canada as its noon spot rate at which US Dollars are offered on such day for Canadian Dollars, and (b) with respect to US Dollars in relation to Canadian Dollars, the spot rate as quoted by the Bank of Canada as its noon spot rate at which Canadian Dollars are offered on such day for US Dollars; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, after consultation with the Company, use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

        "Excluded Taxes" means, with respect to any Lender, Agent or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income, net profits or capital taxes by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or in which its principal office or applicable lending office is located (or any political subdivision thereof), (b) any branch profits taxes imposed by the United States of America (or any political subdivision thereof) or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that is imposed (i) by the United States of America on payments made by any Borrower organized or resident for United States tax purposes in the United States of America or (ii) by Canada (or any political subdivision thereof) on payments made by any Canadian Borrowing Subsidiary or any Borrower resident for Canadian tax purposes in Canada, in either case to the extent such tax (1) is in effect and would apply as of the date such Lender or Agent becomes a party to this Agreement or (2) relates to payments received by a Lender Affiliate or a new lending office designated by such Lender and is in effect and would apply at the time such Lender Affiliate or such lending office is designated, in each case except to the extent that such Lender, Agent or Lender Affiliate (or assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a), (d) any withholding tax that is attributable to such Lender's or Agent's failure to comply with Section 2.15(e) and (e) Taxes imposed by any jurisdiction (i) in which the Borrower is not organized or resident for tax purposes, (ii) through which no payment is made by or on behalf of the Borrower under this Agreement, and (iii) with respect to which there is no other connection between the making of a payment by or on behalf of a Borrower under this Agreement and such jurisdiction that would directly result in the imposition of Taxes by such jurisdiction on that payment.

        "Existing Coors Credit Agreement" means the Credit Agreement dated as of February 1, 2002, as amended, among the Company, Coors Brewing Company, Golden Acquisition Limited, JPMCB, as administrative agent, JPMorgan Europe Limited as London agent and the lenders party thereto.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

        "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

        "GAAP" means generally accepted accounting principles in the United States of America, as construed in accordance with Section 1.04.

        "Governmental Authority" means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" of or by any Person (a "Guarantor") means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness (the "Primary Obligor") in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

        "Guarantee Requirement" means, at any time, the requirement that the Subsidiary Guarantee Agreement (or a supplement referred to therein) shall have been executed by (i) Molson Coors Capital Finance ULC and any other Foreign Subsidiary that Guarantees or is otherwise liable for the Senior Notes (as Guarantors of the Company's Obligations) and (ii) each Significant Subsidiary (excluding any Foreign Subsidiary) existing at such time (as Guarantors of the Obligations of all the Borrowers), shall have been delivered to the Administrative Agent and shall be in full force and effect; provided, however, that, with respect to any Person that becomes a Significant Subsidiary (other than a Foreign Subsidiary) after the date hereof, the Guarantee Requirement shall be satisfied if such Person executes a supplement to the Subsidiary Guarantee Agreement within 15 days after it becomes a Significant Subsidiary.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The "principal amount" of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay to the counterparty thereunder in accordance with the terms of such Hedging Agreement if such Hedging Agreement were terminated at such time.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds (other than performance bonds), debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such

Person (other than customary title retention provisions in supply contacts entered into in the ordinary course of business with payment terms not exceeding 90 days), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, that the amount of Indebtedness of such Person existing at any time under this clause shall be deemed to be an amount equal to the maximum amount secured by (or the holder of which has a right to be secured by) such Lien pursuant to the terms of the instruments embodying such Indebtedness of others, (g) all Guarantees by such Person of Indebtedness of others, provided, that the amount of any such Guarantee at any time shall be deemed to be an amount equal to the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) all Securitization Transactions of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is (i) not guaranteed by any Person that does not guarantee all the Obligations under this Agreement and (ii) not benefited by any other credit enhancement.

        "Initial Borrowing Subsidiaries" means Coors Brewing Company, Molson Canada 2005, Molson Inc. and Molson Coors Capital Finance ULC.

        "Interest Election Request" means a request by a Borrower to convert or continue a Borrowing or B/A Drawing in accordance with Section 2.06.

        "Interest Payment Date" means (a) with respect to any ABR Loan or Canadian Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

        "Interest Period" means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available from all Lenders, other periods requested by the Company), thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "JPMCB" means JPMorgan Chase Bank, N.A.

        "Judgment Currency" has the meaning assigned to such term in Section 10.14(b).

        "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Lenders" means the Persons listed on Schedule 2.01, their successors and any other Person that shall have become a party hereto pursuant to Section 10.04, other than any such Person that ceases to be a party hereto pursuant to Section 10.04.

        "Leverage Ratio" means, at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time.

        "LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of equity securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loan" means a Loan made pursuant to Section 2.01.

        "Loan Documents" means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement and each promissory note delivered pursuant to this Agreement.

        "Loan Parties" means the Borrowers and the Subsidiary Guarantors.

        "Local Time" means (a) with respect to a Loan or Borrowing denominated in US Dollars (other than any such Loan or Borrowing made in Canada to a Canadian Borrowing Subsidiary), New York City time, and (b) with respect to (i) a Loan or Borrowing denominated in Canadian Dollars, (ii) a Loan or Borrowing denominated in US Dollars and made in Canada to a Canadian Borrowing Subsidiary or (iii) a B/A, Toronto time.

        "Margin Stock" means "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

        "Material Indebtedness" means Indebtedness (other than the Loans and B/As), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

        "Maturity Date" means February 16, 2006.

        "Molson" has the meaning assigned to such term in the preamble hereto.

        "Molson Credit Agreement" has the meaning assigned to such term in the preamble hereto.

        "Molson Debentures" means the 6.0% Debentures due 2008, 9.1% Debentures due 2013, 8.4% Debentures due 2018 and 6.7% Debentures due 2028 of Molson Canada, a subsidiary of Molson.

        "Molson FRNs" means Molson's Floating Rate Notes due 2005.

        "Molson Note" has the meaning assigned to such term in the preamble hereto.

        "Molson Indebtedness" has the meaning assigned to such term in the preamble hereto.

        "Molson Securitization Program" means Molson's existing Cdn.$150,000,000 securitization program with Royal Bank of Canada.

        "Moody's" means Moody's Investors Service, Inc.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Net Proceeds" means, with respect to any Asset Disposition, Equity Issuance or incurrence, issuance or sale of Indebtedness, (a) the cash proceeds received in respect thereof, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees, discounts, commissions and out-of-pocket expenses paid by the Company and its Subsidiaries to third parties (other than Affiliates) in connection therewith, (ii) the amount of all payments required to be made by the Company and its Subsidiaries as a result thereof to repay Indebtedness (other than Loans) secured by the assets disposed of or otherwise subject to mandatory prepayment as a result of such event, (iii) in the case of an Asset Disposition, the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries with respect to the year that such Asset Disposition occurred and that are directly attributable to such Asset Disposition (as determined reasonably and in good faith by the chief financial officer of the Company), (iv) in the case of an Asset Disposition, the amount of any reserves established by the Company and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable in connection with, and directly attributable to, any such Asset Disposition (as determined reasonably and in good faith by the chief financial officer of the Company) and (v) in the case of an Asset Disposition consisting of a casualty or condemnation, any amount of such cash proceeds that the Company determines to apply to the repair or replacement of the damaged, destroyed or condemned assets.

        "Non-Schedule I Lender" means any Lender not named on Schedule I to the Bank Act (Canada).

        "Non-Schedule I Reference Lender" means JPMorgan Chase Bank, N.A., Toronto Branch and Deutsche Bank AG, Canada Branch.

        "Obligations" means the due and punctual payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all reimbursement obligations of any Borrower in respect of B/As accepted hereunder and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

        "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Document other than an Assignment and Assumption and a sale of a participation pursuant to Section 10.04.

        "Participant" has the meaning set forth in Section 10.04(e).

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Pension Plan" means a pension plan which is maintained or contributed to by any Canadian Borrowing Subsidiary for its employees or former employees other than the Canada Pension Plan, the Quebec Pension Plan or any similar plan established and maintained by any Governmental Authority.

        "Permanent Credit Facility" means a senior unsecured credit facility to be established under a credit agreement to be entered into among the Company, the other borrowers party thereto, the lenders named therein and Wachovia Bank, National Association, as administrative agent, as amended, modified, supplemented, amended and restated, refinanced or replaced, in whole or in part, pursuant to one or more agreements with the same and/or different agents and/or lenders.

        "Permitted Encumbrances" means:

        (a)   Liens imposed by law for taxes of any kind, unemployment insurance, pension obligations and other types of social security, workers compensation and vacation pay, that are not yet due or required to be paid (or are not more than 30 days overdue) or are being contested in compliance with Section 5.04;

        (b)   carriers', warehousemen's, landlords', mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

        (c)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

        (d)   deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

        (e)   judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

        (f)    easements, restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or any restrictions imposed by any grant from Her Majesty in Right of Canada or any province or territory of Canada or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

        (g)   any interest or title of a lessor in the property subject to any lease other than a capital lease or a lease entered into as part of a Sale-Leaseback Transaction, in each case permitted under Section 6.01;

        (h)   Liens in favor of customs or revenue authorities imposed by law and arising in the ordinary course of business in connection with the importation of goods;

        (i)    interests of suppliers in respect of customary title retention provisions in supply contacts entered into in the ordinary course of business and with payment terms not exceeding 90 days; and

        (j)    rights of set-off or combination or consolidation in favor of financial institutions (other than in respect of amounts deposited to secure Indebtedness);

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

        "Permitted Holders" means (a) (i) the Adolph Coors, Jr. Trust, (ii) any trustee of such Trust acting in its capacity as such, (iii) any Person that is a beneficiary of such trust on the date hereof, (iv) any other trust or similar arrangement for the benefit of such beneficiaries, (v) the successors of any such Persons and (vi) any Persons Controlled by such Persons; and (b) (i) Pentland Securities (1981) Inc., a Canadian corporation, (ii) Lincolnshire Holdings Inc., (iii) Nooya Investments Inc., (iv) Eric Molson and Stephen Molson, their spouses, their estates, their lineal descendants and any trusts for the benefit of such Persons (including, as to any common stock of the Company held by it for the benefit of such Persons, the trust established under the Voting and Exchange Trust Agreement (as defined in the Combination Agreement)), (v) the successors of any such Persons and (vi) any Persons Controlled by such Persons.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prepayment Account" has the meaning set forth in Section 2.09(d).

        "Prime Rate" means (a) except in the case of any Borrowing in US Dollars by a Canadian Borrowing Subsidiary, the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City, and (b) in the case of any Borrowing in US Dollars by a Canadian Borrowing Subsidiary, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank N.A., Toronto Branch, as its prime rate in effect at its principal office in Toronto for loans made in Canada and denominated in US Dollars. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "Priority Indebtedness" means, without duplication, (a) all Indebtedness of any Subsidiary (other than any Subsidiary that shall be a Subsidiary Guarantor under the Subsidiary Guarantee Agreement), (b) all Indebtedness of the Company or any Subsidiary that is secured by any Lien on any asset of the Company or any Subsidiary, (c) all Indebtedness of the Company or any Subsidiary (including any Subsidiary Guarantor) that is referred to in clause (k) of the definition of Indebtedness in this Section 1.01 and (d) all Attributable Debt of the Company or any Subsidiary (including any Subsidiary Guarantor) in respect of Sale-Leaseback Transactions.

        "Receivables" means accounts receivable (including, without limitation, all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced and whether or not earned by performance) and payments owing to the Company or any Subsidiary from public house businesses in respect of loans made by the Company or any Subsidiary to such businesses.

        "Register" has the meaning set forth in Section 10.04.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the aggregate Revolving Credit Exposures and unused Commitments at such time.

        "Reset Date" has the meaning assigned to such term in Section 1.05.

        "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

        "Revolving Credit Exposure" means, at any time, the sum of (a) the aggregate principal amount of the Loans denominated in US Dollars outstanding at such time, (b) the US Dollar Equivalent at such time of the aggregate principal amount of the Loans denominated in Canadian Dollars outstanding at such time and (c) the US Dollar Equivalent at such time of the aggregate face amount of the B/As accepted by the Lenders and outstanding at such time.

        "Reuters Screen CDOR Page" means the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers' acceptances accepted by leading Canadian banks.

        "Sale-Leaseback Transaction" means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and, as part of such arrangement, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a "Sale-Leaseback Transaction".

        "S&P" means Standard & Poor's.

        "Schedule I Lender" means any Lender named on Schedule I to the Bank Act (Canada).

        "Schedule I Reference Lenders" means Bank of Montreal and any other Schedule I Lender as may be agreed by the Company and the Canadian Administrative Agent from time to time.

        "Securitization Transaction" means (a) any transfer by the Company or any Subsidiary of Receivables or interests therein (together, if the Company elects, with all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving such Receivables and all proceeds of any of the foregoing) (i) to a trust, partnership, corporation or other entity (other than the Company or a Subsidiary that is not an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests in Receivables, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary that is not an SPE Subsidiary), or (b) any transaction in which the Company or a Subsidiary incurs Indebtedness or other obligations secured by Liens on Receivables. The "amount" or "principal amount" of any Securitization

Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate principal or stated amount of the Indebtedness or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Securitization Transaction net of any such Receivables that have been written off as uncollectible, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on the subject Receivables.

        "Senior Notes" means senior unsecured notes to be issued by Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company and a Wholly Owned Subsidiary, in an aggregate principal amount not to exceed $1,100,000,000.

        "Significant Subsidiary" means (a) each Borrowing Subsidiary, (b) each Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary, (c) each Subsidiary identified as a Significant Subsidiary on Schedule 3.13, (d) each Subsidiary designated from time to time by the Company as a Significant Subsidiary by written notice to the Administrative Agent, (e) each Domestic Subsidiary (other than an SPE Subsidiary) that is an obligor or Guarantor in respect of any Material Indebtedness, and (f) each other Subsidiary (other than an SPE Subsidiary) (i) the Consolidated EBITDA of which for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, the period of four consecutive fiscal quarters ended September 30, 2004) was more than the lesser of (A) 5% of the Company's Consolidated EBITDA for such period and (B) $37,500,000 or (ii) the consolidated assets of which as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such statements, September 30, 2004) were greater than 5% of the Company's consolidated total assets as of such date as shown on such financial statements (or, prior to the delivery of such financial statements, on the pro forma consolidated balance sheet referred to in Section 3.04(c)). The Company covenants that if the total consolidated assets or the Consolidated EBITDA of the Significant Subsidiaries, together with the directly owned assets of the Company and the portion of Consolidated EBITDA directly attributable to income and cash flows of the Company, represent less than 90% of the consolidated total assets or Consolidated EBITDA of the Company at any relevant date or for any relevant period referred to above, the Company will designate Subsidiaries as Significant Subsidiaries as contemplated by clause (d) of the preceding sentence as necessary to eliminate such deficiency. For purposes of making the determinations required by this definition, the EBITDA and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Company.

        "Special Dividend" means the special cash dividend in an aggregate amount of approximately Cdn.$640,000,000 to be declared by Molson prior to, and paid to Molson shareholders shortly after, the Combination.

        "Specified Assets" means (i) Technical Services Equipment for the dispensation of beer in pubs located in the United Kingdom, (ii) one or more bulk rail cars used for shipping beer in the United States and (iii) real property, plant equipment and other equipment associated with the brewing facilities located in Memphis, Tennessee.

        "SPE Subsidiary" means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions.

        "Statutory Reserves" means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made or funded to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, in each case expressed as a decimal.

        "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        "Subsidiary" means any subsidiary of the Company. At all times after the Combination, Molson and the subsidiaries of Molson will constitute Subsidiaries.

        "Subsidiary Guarantee Agreement" means a Subsidiary Guarantee Agreement substantially in the form of Exhibit D, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders and the Agents.

        "Subsidiary Guarantors" means each Person listed on Schedule 3.13 and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the successors and assigns of each such Person, but excluding any Person that ceases to be a Subsidiary Guarantor in accordance with the provisions of the Loan Documents.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Transactions" means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and purchases and acceptances of B/As hereunder and the use of the proceeds thereof.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the Canadian Base Rate.

        "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

        "US Dollars" or "US$" refers to lawful money of the United States of America.

        "US Dollar Equivalent" means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, (b) with respect to any amount in Canadian Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to Canadian Dollars at the time in effect under the provisions of such Section and (c) with respect to any other currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the exchange rate at which such currency may be exchanged into US Dollars as set forth at approximately 11:00 a.m., London time, on the Reuters World Currency Page for such currency.

        "Wholly Owned Subsidiary" means any Subsidiary all the Equity Interests in which, other than directors' qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons (other than the Company or its Wholly Owned Subsidiaries, as applicable) under applicable law, are owned, directly or indirectly, by the Company, and for purposes of this Agreement, ExchangeCo and its Subsidiaries shall be deemed to be Wholly Owned Subsidiaries of the Company.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a "Eurocurrency Loan" or a "Eurocurrency Borrowing").

        SECTION 1.03.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower's behalf and the Agents are expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower.

        SECTION 1.04.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that amounts of Indebtedness and interest expense shall be calculated hereunder without giving effect to FAS 150 (Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity); provided further that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being understood that the financial statements delivered under Section 5.01(a) or (b) shall in all cases be prepared in accordance with GAAP as in effect at the applicable time).

        SECTION 1.05.    Exchange Rates.    (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to Canadian Dollars and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.14 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between US Dollars and Canadian Dollars.

        (b)   Not later than 5:00 p.m., New York City time, on each Reset Date and each date on which Loans denominated in Canadian Dollars are made or B/As are accepted and purchased, the Administrative Agent shall (i) determine the aggregate amount of the Revolving Credit Exposure (after giving effect to any Loans made or repaid and B/As purchased or repaid on such date) and (ii) notify the Lenders and the Company of the results of such determination.

ARTICLE II
The Credits

        SECTION 2.01.    Commitments.    Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers from time to time during the Revolving Availability Period in US Dollars and, in the case of the Canadian Borrowing Subsidiaries, in Canadian Dollars (as well as US Dollars) and to accept and purchase drafts drawn by the Canadian Borrowing Subsidiaries in Canadian Dollars as B/As, in each case in an aggregate principal amount that will not result in (i) such Lender's Revolving Credit Exposure exceeding its Commitment or (ii) the aggregate amount of the Lenders' Revolving Credit Exposures exceeding the aggregate amount of the Commitments.

        SECTION 2.02.    Loans and Borrowings.    (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

        (b)   Subject to Section 2.12, each Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans and (B) in the case of a Borrowing denominated in Canadian Dollars, Canadian Base Rate Loans, in each case as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and that such Borrower's obligation to make payments pursuant to Section 2.15 shall not increase.

        (c)   At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing or a Canadian Base Rate Borrowing may be made in an aggregate amount that is equal to the aggregate available Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurocurrency Borrowings outstanding.

        (d)   Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        SECTION 2.03.    Requests for Borrowings.    To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing or a Canadian Base Rate Borrowing, not later than 2:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to replace a Eurocurrency Borrowing Request deemed ineffective pursuant to clause (i) of Section 2.12 may be given not later than 12:00 noon, Local Time, on the date of the proposed Borrowing; and provided further that any such notice in respect of any Borrowing to be made on the Effective Date may be given at such later time or on such shorter notice as the Applicable Agent may agree. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i)    the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

          (ii)   the currency and aggregate principal amount of the requested Borrowing;

          (iii)  the date of the requested Borrowing, which shall be a Business Day;

          (iv)  the Type of the requested Borrowing;

          (v)   in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (vi)  the location and number of the applicable Borrower's account to which funds are to be disbursed.

        If no currency is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing and (ii) in the case of a Borrowing denominated in Canadian Dollars, a Canadian Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

        SECTION 2.04.    Canadian Bankers' Acceptances.    (a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01 or Section 2.06 shall be made ratably by the Lenders in accordance with the amounts of their Commitments. The failure of any Lender to accept any B/A required to be accepted by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender's failure to accept B/As as required. Each Lender at its option may accept and purchase any B/A by causing any Canadian lending office or Affiliate of such Lender to accept and purchase such B/A.

        (b)   The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$5,000,000. If any Lender's ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Canadian Administrative Agent in its sole discretion. B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of seven B/A Drawings outstanding, or such greater number agreed to by the Canadian Administrative Agent.

        (c)   To request an acceptance and purchase of B/As, a Canadian Borrowing Subsidiary shall notify the Canadian Administrative Agent of such request by telephone or by telecopy not later than 10:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Canadian Administrative Agent of a written request in a form approved by the Canadian Administrative Agent and signed by such Borrower. Each such telephonic and written request shall specify the following information:

          (i)    the aggregate face amount of the B/As to be accepted and purchased;

          (ii)   the date of such acceptance and purchase, which shall be a Business Day;

          (iii)  the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Contract Period" (and which shall in no event end after the Maturity Date); and

          (iv)  the location and number of the Canadian Borrowing Subsidiary's account to which any funds are to be disbursed. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrowing Subsidiary shall be deemed to have selected a Contract Period of 30 days' duration.

Promptly following receipt of a request in accordance with this paragraph, the Canadian Administrative Agent shall advise each Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

        (d)   Each Canadian Borrowing Subsidiary hereby appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, each Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Canadian Borrowing Subsidiaries hereunder. It shall be the responsibility of each Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Canadian Borrowing Subsidiary recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Lender in accordance with such Canadian Borrowing Subsidiary's written request shall bind such Canadian Borrowing Subsidiary as fully and effectually as if manually signed and duly issued by authorized officers of such Canadian Borrowing Subsidiary. Each Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender in accordance with such Canadian Borrowing Subsidiary's written request. No Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct of such Lender. Each Lender shall maintain a record with respect to B/As (i) received by it from the Canadian Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or Federal statutes and regulations of Canada and to provide such records to each Canadian Borrowing Subsidiary upon its request and at its expense. Upon request by any Canadian Borrowing Subsidiary, a Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of such Canadian Borrowing Subsidiary and that are held by such Lender and are not required to be issued pursuant to this Agreement.

        (e)   Drafts of each Canadian Borrowing Subsidiary to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or such Canadian Borrowing Subsidiary at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on such Canadian Borrowing Subsidiary.

        (f)    Upon acceptance of a B/A by a Lender, such Lender shall purchase such B/A from the applicable Canadian Borrowing Subsidiary at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of such Canadian Borrowing Subsidiary as provided in Section 2.05. The acceptance fee payable by the applicable Canadian Borrowing Subsidiary to a Lender under Section 2.10 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Loan pursuant to Section 2.06, the net amount that would otherwise be payable to such Canadian Borrowing Subsidiary by each Lender pursuant to this paragraph will be applied as provided in Section 2.06(e).

        (g)   Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A's accepted and purchased by it (it being understood that no such sale, rediscount or disposition shall constitute an assignment or participation of any Commitment hereunder).

        (h)   Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

        (i)    Subject to applicable law, each Canadian Borrowing Subsidiary waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and each Canadian Borrowing Subsidiary agrees not to claim any days of grace if such Lender as holder sues such Canadian Borrowing Subsidiary on the B/A for payment of the amounts payable by such Canadian Borrowing Subsidiary thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, each Canadian Borrowing Subsidiary shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment such Canadian Borrowing Subsidiary shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

        (j)    At the option of each Canadian Borrowing Subsidiary and any Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.04.

        (k)   If a Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Canadian Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a "B/A Equivalent Loan") to the applicable Canadian Borrowing Subsidiary in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the applicable Canadian Borrowing Subsidiary in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the applicable Canadian Borrowing Subsidiary as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the applicable Canadian Borrowing Subsidiary shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

        (l)    Notwithstanding any provision hereof but subject to Section 2.09(b), the Borrowers may not prepay any B/A Drawing other than on the last day of its Contract Period.

        (m)  For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.

        SECTION 2.05.    Funding of Borrowings and B/A Drawings.    (a) Each Lender shall make each Loan to be made and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose for Loans of such currency by notice to the applicable Lenders. The Applicable Agent will make such Loans or Discount Proceeds available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower notified by the Borrower to the Applicable Agent.

        (b)   Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Applicable Agent such Lender's share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan or the applicable Discount Rate and pro-rated acceptance fee, as the case may be (subject to the return of such interest as provided in the next sentence). If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender's Loan included in such Borrowing or such Lender's purchase of B/As and the Applicable Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Applicable Agent pursuant to this paragraph.

        SECTION 2.06.    Interest Elections.    (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the relevant Borrower may elect to convert such Borrowing or B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement, it being understood that (i) no Borrowing or B/A Drawing may be converted to a Borrowing or B/A Drawing denominated in a different currency, (ii) no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto and (iii) no Borrowing or B/A Drawing denominated in Canadian Dollars may be converted to a Eurocurrency Borrowing. A Borrower may elect different options with respect to different portions of an affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or purchasing the B/As comprising the B/A Drawing, as the case may be, and the Loans or B/As comprising each such portion shall be considered a separate Borrowing or B/A Drawing.

        (b)   To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (i) in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time and date that a request would be required under

Section 2.04 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or by the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

        (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 or Section 2.04, as applicable:

          (i)    the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);

          (ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)  in the case of an election resulting in a Borrowing, the Type of the resulting Borrowing; and

          (iv)  if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period", and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Contract Period".

If any such Interest Election Request requests a Eurocurrency Borrowing or a B/A Drawing but does not specify an Interest Period or a Contract Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration or a Contract Period of 30 days' duration, as applicable. Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender's portion of each resulting Borrowing or B/A Drawing.

        (d)   If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or B/A Drawing, then (i) in the case of a Borrowing denominated in US Dollars, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (ii) in the case of any B/A Drawing, unless such B/A Drawing is repaid as provided herein, such B/A Drawing shall be converted into a Canadian Base Rate Borrowing.

        (e)   Upon the conversion of any Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to a Borrower by each Lender pursuant to Section 2.04(f) in respect of such new B/A Drawing shall be applied against the principal of the Loan made by such Lender as part of such Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.04(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to the Canadian Administrative Agent for the account of such Lender an amount equal to the difference between the principal amount of such Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.

        SECTION 2.07.    Termination and Reduction of Commitments.    (a) Unless previously terminated, the Commitments shall terminate (i) on February 28, 2005, if the initial borrowing hereunder shall not have occurred on or prior to such date and (ii) on the Maturity Date.

        (b)   The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, or the entire amount of the Commitments, and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the aggregate Revolving Credit Exposures would exceed the aggregate Commitments.

        (c)   Upon the satisfaction of all conditions precedent to borrowings under the Permanent Credit Facility, the Commitments will be permanently reduced by an amount equal to the US Dollar Equivalent of the portion of the Special Dividend (determined as of the date of such reduction) which was financed under the Molson Credit Agreement and the Molson Note and refinanced with proceeds of Loans hereunder (and such amount shall be set forth in a certificate of a Financial Officer delivered to the Administrative Agent on or prior to the date of such reduction of the Commitments).

        (d)   In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Asset Disposition or Equity Issuance, the Commitments shall be automatically reduced by an amount equal to (i) the sum of (A) the US Dollar Equivalent of such Net Proceeds, determined as of the date of receipt thereof, and (B) the US Dollar Equivalents of all other Net Proceeds of Asset Dispositions and Equity Issuances received by or on behalf of the Company or any Subsidiary after the date hereof, determined for any such Net Proceeds as of the date of receipt thereof, minus (ii) the sum of (A) US$250,000,000 in the aggregate and (B) the aggregate amount of all prior reductions of the Commitments under this paragraph. Notwithstanding the foregoing, in the event any reduction of the Commitments shall be required under this paragraph prior to the 180th day following the date hereof, the Company shall have the right, at its option, to defer such reductions of the Commitments until such 180th day or for such longer period as the Company and the Administrative Agent agree upon in the event they shall mutually determine that the sale of the Senior Notes is imminent.

        (e)   In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any incurrence, issuance or sale of any Indebtedness for borrowed money (including the Senior Notes and any other bonds, notes, debentures or similar instruments but excluding (i) borrowings under the Permanent Credit Facility, (ii) overdrafts (other than borrowings under any overdraft facility), (iii) Indebtedness incurred pursuant to any purchase money or capital lease financing, (iv) Indebtedness incurred pursuant to Securitization Transactions permitted under Section 6.01(l) in an aggregate amount not to exceed $200,000,000 at any time outstanding, (v) Indebtedness incurred pursuant to the Molson Securitization Program, (vi) other Indebtedness incurred under credit lines and credit facilities to provide for the near-term working capital needs of the Company and the Subsidiaries and (vii) Indebtedness of any Subsidiary to the Company or any other Subsidiary, or Indebtedness of the Company to any Subsidiary), the Commitments shall be automatically reduced by an amount equal to the US Dollar Equivalent of such Net Proceeds, determined as of the date of receipt thereof.

        (f)    If the Company shall not effect the redemption or repurchase of the Molson FRNs in full within 90 days after the date hereof or such later date as shall be agreed upon by the Company and the Required Lenders, the Commitments will be automatically reduced by the US Dollar Equivalent, determined as of the date of such reduction, of Cdn.$200,000,000 minus the US Dollar Equivalent, determined as of such date, of the proceeds of Borrowings actually applied to redeem or repurchase the Molson FRNs.

        (g)   The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Promptly following receipt of any such notice, the Administrative Agent shall advise the Canadian Administrative Agent and the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

        SECTION 2.08.    Repayment of Loans and B/As; Evidence of Debt.    (a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the Lenders on the Maturity Date the then unpaid principal amount of each Borrowing of such Borrower and the face amount of each B/A, if any, accepted by such Lender as provided in Section 2.04. Each Borrower agrees to repay the principal amount of each Loan or B/A made to or drawn by such Borrower and the accrued interest on such Loan in the currency of such Loan or B/A.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made or B/A accepted by such Lender, including the amounts of principal and interest and amounts in respect of B/As payable and paid to such Lender from time to time hereunder.

        (c)   The Administrative Agent shall maintain accounts (including the Register described in Section 10.04) in which it shall record (i) the amount of each Loan made hereunder, the Type and currency thereof and the Interest Period applicable thereto, and the amount of each B/A accepted and purchased hereunder and the Contract Period applicable thereto, (ii) the amount of any principal, interest or other amount in respect of any B/A due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender's share thereof. The Canadian Administrative Agent shall furnish to the Administrative Agent, promptly after the making of any Loan, Borrowing or B/A Drawing with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing or other amounts with respect to any such B/A, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence. The Administrative Agent shall notify the Canadian Administrative Agent in writing promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of payment of any principal with respect to any such Loan or Borrowing.

        (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent consistent with the Register, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans or amounts payable in respect of B/As in accordance with the terms of this Agreement.

        (e)   Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably acceptable to the Company and the Administrative Agent, acting reasonably. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

        SECTION 2.09.    Prepayment of Loans.    (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing (but for greater certainty not any B/A Drawing) of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

        (b)   If the aggregate Revolving Credit Exposures shall exceed the aggregate Commitments (other than solely as a result of changes in Exchange Rates), the Borrowers shall promptly prepay Loans and/or amounts owed in respect of outstanding B/As in an amount sufficient to eliminate such excess. If the aggregate Revolving Credit Exposures (net of any cash or cash equivalents on deposit in Prepayment Accounts) shall exceed the aggregate Commitments solely as a result of changes in Exchange Rates, then (i) on the last day of any Interest Period for any Eurocurrency Borrowing or any Contract Period for any B/A Drawing and (ii) on any other date in the event ABR Borrowings or Canadian Base Rate Borrowings shall be outstanding, the applicable Borrowers shall prepay Loans and/or amounts owed in respect of B/As in an amount equal to the lesser of (A) the amount required to eliminate such excess and (B) the amount of the Borrowings or B/A Drawings referred to in clauses (i) and (ii), as applicable; provided that if, on any Reset Date, the aggregate amount of the Revolving Credit Exposures shall for any reason exceed 107.5% of the aggregate Commitments, then the Borrowers shall, not later than the next Business Day, prepay one or more Borrowings and/or amounts owed in respect of B/As in an aggregate principal amount sufficient to eliminate such excess (after giving effect to any other prepayment of Loans or B/As (including deposits made to the Prepayment Account) on such day). For purposes of this paragraph, any excess of the aggregate Revolving Credit Exposures (net of any cash or cash equivalents on deposit in Prepayment Accounts) over the aggregate Commitments shall be deemed to result solely from changes in Exchange Rates if no such excess shall have existed at the time of and immediately after giving effect to the most recent Borrowing, acceptance and purchase of B/As or reduction of the Commitments.

        (c)   The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent by telephone (confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment and (ii) in the case of an ABR Borrowing or a Canadian Base Rate Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(g), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(g). Promptly following receipt of any such notice, the Applicable Agent shall advise the Lenders of the contents thereof. Except as otherwise required in connection with any mandatory prepayment, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. In the event any prepayment shall be made hereunder but the Borrower shall not have selected the Borrowings or B/A Drawings to be prepaid, the Administrative Agent shall apply such prepayment (i) first, to ABR Borrowings, (ii) second, to Eurocurrency Borrowings and (iii) third, to the prepayment of amounts due in respect of B/As.

        (d)   Amounts to be applied pursuant to clause (b) of this Section or Article VII to prepay or repay amounts to become due with respect to then outstanding B/As shall be deposited in a Prepayment Account (as defined below). The Canadian Administrative Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of B/As on the last day of their respective Contract Periods until all amounts due in respect of such outstanding B/As have been prepaid or until all such cash has been exhausted (and any amount remaining in the Prepayment Account after all of the respective B/As for which the applicable deposit was made have matured and been paid will be released to the Canadian Borrowing Subsidiaries). For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by a Canadian Borrowing Subsidiary with the Canadian Administrative Agent and over which the Canadian Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (d). The Canadian Administrative Agent will, at the request of such Canadian Borrowing Subsidiary, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Canadian Administrative Agent in consultation with such Canadian Borrowing Subsidiary that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided, however, that the Canadian Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. Such Canadian Borrowing Subsidiary shall indemnify the Canadian Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of such Canadian Borrowing Subsidiary, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Article VII, the Canadian Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account of any Canadian Borrowing Subsidiary to satisfy any of the Obligations of such Canadian Borrowing Subsidiary in respect of Loans and B/As (and each Canadian Borrowing Subsidiary hereby grants to the Canadian Administrative Agent a security interest in its Prepayment Account to secure such Obligations).

        SECTION 2.10.    Fees.    (a) The Company agrees to pay to the Administrative Agent for the accounts of the Lenders a facility fee, which shall accrue at the Applicable Rate on the average daily amount of the Commitment of such Lender, whether used or unused, during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which such Commitments terminate; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (b)   Each Canadian Borrowing Subsidiary agrees to pay to the Canadian Administrative Agent, for the accounts of the Lenders (or the lending offices designated to accept and purchase B/As pursuant to Section 2.15(f)), on each date on which B/As drawn by such Canadian Borrowing Subsidiary are accepted hereunder, in Canadian Dollars, an acceptance fee computed by multiplying the face amount of each such B/A by the product of (i) the Applicable Rate for B/A Drawings on such date and (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

        (c)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Canadian Administrative Agent, as applicable, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

        SECTION 2.11.    Interest.    (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate and the Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate.

        (b)   The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

        (c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount payable in Canadian Dollars, 2% plus the rate applicable to Canadian Base Rate Loans as provided in paragraph (a) of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans made in the United States as provided in paragraph (a) of this Section.

        (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph  (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Base Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate or Adjusted LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.12.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

        (a)   the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

        (b)   the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans as Eurocurrency Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests a Eurocurrency Borrowing shall be ineffective and the applicable Borrower may instead request an ABR Borrowing not later than 12:00 noon, Local Time, on the date of the proposed Borrowing and (ii) any Interest Election Request that requests the conversion or continuation of any Borrowing as a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing.

        SECTION 2.13.    Increased Costs.    (a) If any Change in Law shall:

          (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii)   impose on any Lender or the London or Canadian interbank market any other condition affecting this Agreement, Eurocurrency Loans or B/A Drawings made by such Lender, other than any Taxes which, in all cases, will be subject to indemnity only pursuant to Section 2.15;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or obtaining funds for the purchase of B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Company will pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

        (b)   If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) other than any Taxes which, in all cases, will be subject to indemnity only pursuant to Section 2.15, then from time to time the Company will pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

        (c)   A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender's holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay to such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

        (d)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that neither the Company nor any other Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.14.    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (including as a result of a return of funds to the Lenders under the last sentence of Section 4.01), convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(g) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period or Contract Period applicable thereto as a result of a request by the Company pursuant to

Section 2.17 then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) (A) with respect to a Eurocurrency Loan, the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) or (B) with respect to a B/A, (x) in the case of an event described in clause (c) above, the face amount of such B/A minus the Discount Proceeds of such B/A and (y) in the case of an event described in clause (d) above, the face amount of such B/A minus amounts received as a result of such assignment, over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or Canadian interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.15.    Taxes.    (a) Subject to all the provisions of this Section 2.15 and except as required by law, any and all payments by or on account of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Canadian Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   In addition, the Loan Parties shall pay any Other Taxes (not otherwise addressed in Section 2.15(a)) to the relevant Governmental Authority in accordance with applicable law.

        (c)   The relevant Borrower shall indemnify the Administrative Agent, the Canadian Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest or costs are attributable to the gross negligence or willful misconduct by a Lender or Agent), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by an Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Such Lender or Agent shall give the Company written notice of any payment of Indemnified Taxes or Other Taxes to be made hereunder with respect to which the Company has an indemnity obligation, but the failure of such Lender or Agent to give such notice shall not limit its right to receive indemnification hereunder, except that a failure to give such notice will constitute gross negligence or willful misconduct for purposes of the first sentence of this clause (c) to the extent penalties, interest or costs are incurred solely as a result of the failure to give such notice. Such Lender or Agent shall use reasonable efforts to cooperate with the Company in seeking a refund or return of such payment of Indemnified Taxes or Other Taxes.

        (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)   Any Lender or Agent that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower to whom a Lender has made a Loan is organized or resident for tax purposes, or any treaty to which such jurisdiction is a party or any other jurisdiction with respect to which the Lender receives written notice of such exemption from the Borrower with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate. Such Lender or Agent shall indemnify and hold harmless the Company and such Borrower from any penalties, interest or other costs incurred by such Borrower solely as a result of the failure of such Lender or Agent to comply properly with such documentation requirements.

        (f)    Each Lender, on the date it becomes a Lender hereunder (or designates a new lending office), will designate lending offices for the Loans to be made and held by it and B/As to be accepted and purchased by it, and represents and warrants that, on such date (but without giving effect to any Change in Law after the date hereof), it will not be liable for and the relevant Borrower will not be required to withhold or deduct any withholding tax that is imposed (i) by the United States of America on payments by any Borrower that is organized or resident for United States tax purposes within such jurisdiction or (ii) by Canada on payments by any Canadian Borrowing Subsidiary or any Borrower that is resident, for Canadian tax purposes, in Canada, in each case except if such Lender (or assignor, if any) was, at the time of designation of a new lending office (or assignment), unable to comply with this Section 2.15(f) because of a change in applicable law (and would have been able to comply on the date that the applicable Lender or assignor became a Lender hereunder). Each Lender shall provide documentation to the Company (with a copy to the Administrative Agent pursuant to Section 2.15(e)) prescribed by applicable law or reasonably requested by the Company to establish the foregoing. If a Lender is unable to comply with this Section 2.15(f) because of a change in applicable law described above, the Lender shall provide the Borrower with (i) adequate information as will permit the Borrower to determine the applicable rate of withholding tax and (ii) any additional properly completed and executed documentation reasonably requested by the Borrower which is necessary to make such withholding on a payment made hereunder. Each Lender shall indemnify the relevant Borrower for the full amount of Excluded Taxes paid or required to be paid by a Borrower on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any Loan Document as a result of the Lender's failure to comply with this Section 2.15(f).

        (g)   If a Lender or an Agent (each a "Finance Party") receives a refund or credit in respect of Indemnified Taxes or Other Taxes pursuant to this Section 2.15 and, in the case of a credit, such credit reduces the Tax liability of the Finance Party and is in the good faith opinion of the relevant Finance Party both identifiable and quantifiable without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying, the Finance Party will pay over the amount of such refund or credit to the relevant Borrower to the extent the Finance Party has received indemnity payments or additional amounts pursuant to this Section 2.15, net of all out-of-pocket expenses incurred in obtaining such refund or credit and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, however, that the relevant Borrower, upon the request of the Finance Party, agrees to repay the amount it received to the Finance Party within 30 days of such request, plus penalties, interest or other charges imposed by the relevant Governmental Authority (except to the extent such penalties or other charges are incurred solely as a result of the gross negligence or willful misconduct of the relevant Finance Party), if the refund or credit is subsequently disallowed or cancelled. Amounts payable to a Borrower under this clause (g) with respect to a refund received by a Finance Party will be paid to the relevant Borrower within 30 days of receipt of such refund by the Finance Party. Amounts payable under this clause (g) with respect to a credit realized by a Finance Party will be paid within 30 days of the determination by the Finance Party that the credit reduced the Tax liability of such Finance Party.

        (h)   This Section 2.15 shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

        SECTION 2.16.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., Local Time (unless a different time is specified under a particular provision hereof or thereof), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.16 or, in any such case, to such other account as the Applicable Agent shall from time to time specify reasonably in advance of the date of the required payment in a notice delivered to the Company; provided that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof to the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan and all amounts owing in respect of any B/A Drawing shall be made in the currency of such Loan or B/A Drawing; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

        (b)   If at any time insufficient funds are received by and available to any Agent from any Borrower to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

        (c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans or amounts owing in respect of any B/A Drawing resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, amounts owing in respect of any B/A Drawing and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans or amounts owing in respect of any B/A

Drawing, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans, amounts owing in respect of any B/A Drawing and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        (d)   Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.

        (e)   If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender's obligations to the Agents until all such unsatisfied obligations are fully paid.

        SECTION 2.17.    Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign (in accordance with and subject to the restrictions contained in Section 10.04) its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such assignment.

        (b)   If (i) any Lender requests compensation under Section 2.13, (ii) any Loan Party is required to pay any additional amount pursuant to Section 2.15, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender refuses to consent to any amendment or waiver of any Loan Document that requires the consent of all Lenders (or of each affected Lender, where such Lender is an affected Lender), and such amendment or waiver is consented to by Lenders having Revolving Credit Exposures and unused Commitments representing more than 66 2/3% of the aggregate Revolving Credit Exposures and unused Commitments of all Lenders, then the Company may, at its sole expense and effort, but with the cooperation of the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

        SECTION 2.18.    Designation of Borrowing Subsidiaries.    The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any B/A drawn by such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings and draw further B/As under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE III
Representations and Warranties

        Each of the Borrowers represents and warrants to the Lenders that:

        SECTION 3.01.    Organization; Powers.    Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concepts are applicable), in every jurisdiction where such qualification is required.

        SECTION 3.02.    Authorization; Enforceability.    The Transactions are within each Loan Party's corporate powers and have been duly authorized by all necessary corporate or partnership and, if required, stockholder action. Each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        SECTION 3.03.    Governmental Approvals; No Conflicts.    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate or result in a default under any material agreement or other material instrument binding upon the Company or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of the Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Subsidiaries and (e) will not violate the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries, except, in the case of clause (a), (b), (c) and (d), to the extent that failure to comply could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.04.    Financial Condition; No Material Adverse Change.    (a) The Company has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries (prior to the Combination) as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

        (b)   The Company has heretofore furnished to the Lenders the consolidated balance sheets and statements of income, stockholders equity and cash flows of Molson (i) as of and for the fiscal year ended March 31, 2004, reported on by PricewaterhouseCoopers LLP, independent chartered accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Molson and its consolidated subsidiaries as of such dates and for such periods in accordance with Canadian generally accepted accounting principles, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

        (c)   The unaudited pro forma condensed combined balance sheet of the Company as of September 26, 2004, and the pro forma condensed combined statement of income of the Company for the period of four fiscal quarters ended September 26, 2004, prepared giving effect to the Combination Transactions as if the Combination Transactions had occurred on such date and at the beginning of such period, respectively, (i) have been prepared in good faith based on assumptions believed by the Company to be reasonable at the time made, (ii) were based on the best information available to the Company after due inquiry at the time made, (iii) accurately reflect all adjustments necessary to give effect to the Transactions and (iv) present fairly, in all material respects, the pro forma financial position, and results of operations of the Company and its consolidated Subsidiaries as of such date and for such period, as if the Combination Transactions had occurred on such date and at the beginning of such period, respectively (it being agreed, however, that the representation and warranty contained in this clause (c), insofar as it relates to information concerning Molson and its subsidiaries, is made only to the best knowledge of the Company).

        (d)   Except as disclosed to the Lenders or in a filing by the Company with the Securities and Exchange Commission prior to the date of this Agreement, since September 30, 2004, there has not occurred or become known any event or circumstance that constitutes or would reasonably be expected to result in a material adverse change in the business, assets, operations or financial condition of the Company and the Subsidiaries (including Molson and its subsidiaries), taken as a whole.

        SECTION 3.05.    Properties.    (a) Each of the Company and the Subsidiaries has good title to, valid leasehold interests in, or valid licenses of, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

        (b)   Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, except for any intellectual property the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.06.    Litigation and Environmental Matters.    (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or any other Loan Document or the Transactions.

        (b)   Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

        SECTION 3.07.    Compliance with Laws and Agreements.    Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

        SECTION 3.08.    Investment and Holding Company Status.    Neither the Company nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

        SECTION 3.09.    Taxes.    The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.10.    ERISA and Pension Plans.    (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and each ERISA Affiliate have fulfilled their obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code and have not incurred, and could not reasonably be expected to incur, any liability to the PBGC under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        (b)   Each Canadian Borrowing Subsidiary is in compliance with all Applicable Canadian Pension Legislation and all of its obligations in respect of each applicable Pension Plan except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.11.    Disclosure.    None of the reports, financial statements, certificates or other written or formally presented information furnished by or on behalf of the Company to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains, as of the date furnished (and taken together with all other information then or theretofore furnished) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and other estimates, budgets and projections, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections, estimates and budgets are subject to significant uncertainties and contingencies beyond the Company's control, that no assurances can be given that the projections will be realized and that actual results may be materially different); and provided further that the representations and warranties set forth in this sentence are limited to the best of the Company's knowledge to the extent they relate to information or materials obtained by the Company from Molson and its subsidiaries prior to the Effective Date.

        SECTION 3.12.    Margin Stock.    Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Loans will be used to purchase or carry any Margin Stock, to refinance any Indebtedness originally incurred for any such purpose or in any other manner that would violate any provision of Regulation U or X of the Board.

        SECTION 3.13.    Subsidiaries; Guarantee Requirement.    Schedule 3.13 correctly sets forth, as of the date hereof, (i) the name and jurisdiction of organization of each Domestic Subsidiary that is a Significant Subsidiary and (ii) the ownership of all the outstanding Equity Interests in each such Domestic Subsidiary (other than any Equity Interests owned by Persons other than the Company and the Subsidiaries).

ARTICLE IV
Conditions

        SECTION 4.01.    Effective Date.    The obligations of the Lenders to make Loans and accept and purchase B/As shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

        (a)   The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

        (b)   The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders and dated the Effective Date) of (i) Annita Menogan, Secretary of the Company, substantially in the form of Exhibit E-1, (ii) Kirkland & Ellis LLP, special US counsel for the Company, substantially in the form of Exhibit E-2, (iii) Osler, Hoskin & Harcourt LLP, special Canadian counsel for the Canadian Borrowing Subsidiaries, substantially in the form of Exhibit E-3 and (iv) Stewart McKelvey Stirling Scales, special Nova Scotia counsel for Molson Coors Capital Finance ULC, substantially in the form of Exhibit E-4.

        (c)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

        (d)   The Guarantee Requirement shall be satisfied.

        (e)   The Administrative Agent shall have received (or shall be satisfied that it will receive promptly after the Effective Date) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Loan Document.

        (f)    The Combination shall have been completed in accordance with applicable law and the terms of the Combination Agreement as heretofore provided to the Lenders, without modification or waiver of any material term or condition thereof not approved by the Administrative Agent that could materially and adversely affect the creditworthiness of the Company and Molson, taken as a whole, or the rights or interests of the Lenders as determined by the Administrative Agent in its good faith judgment.

        (g)   Contemporaneously herewith, (i) the commitments of the lenders under the Molson Credit Agreement shall have been terminated, all Indebtedness and other obligations outstanding, accrued or otherwise owing thereunder shall have been paid and all letters of credit issued thereunder shall have been terminated, cash collateralized or backstopped with other letters of credit not issued under the Molson Credit Agreement, (ii) the Molson Note shall have been repaid, (iii) notice of the redemption of the Molson FRNs shall have been given and (iv) irrevocable notice of the redemption of the Molson Debentures, requiring such redemption thereof to occur within 60 days, shall have been given.

        (h)   The representations and warranties of the Loan Parties set forth in Article III shall be true and correct in all material respects (except that any representation given as of a particular date shall be true and correct in all material respects as of that date) and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Company, confirming compliance with the foregoing condition, the condition set forth in paragraph (g) above and the condition set forth in paragraph (b) of Section 4.02.

        (i)    On the Effective Date and immediately after giving effect to any Borrowings to be made on the Effective Date, there shall be no conflicts with or defaults under any indenture, material agreement or other material instrument binding upon the Company or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect as determined by the Administrative Agent in its good faith judgment.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on February 28, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        SECTION 4.02.    Each Credit Event.    The obligations of the Lenders to make Loans and accept and purchase B/As are subject to the satisfaction of the following conditions:

        (a)   The representations and warranties of the Loan Parties set forth in Article III (other than those set forth in Sections 3.04(d) and 3.06(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or B/A Drawing (except that any such representation given as of a particular date shall be true and correct in all material respects as of that date).

        (b)   At the time of and immediately after giving effect to such Borrowing or B/A Drawing, no Default shall have occurred and be continuing.

Each incurrence of a Loan and each B/A Drawing shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

        SECTION 4.03.    Initial Credit Event for each Borrowing Subsidiary.    The obligation of each Lender to make the initial Loans to any Borrowing Subsidiary that becomes a Borrowing Subsidiary after the Effective Date or to initially accept and purchase B/As for the account of such Borrowing Subsidiary is subject to the satisfaction of the following conditions:

        (a)   The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary's Borrowing Subsidiary Agreement duly executed by all parties thereto.

        (b)   The Administrative Agent shall have received such documents, certificates and legal opinions as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent such concept is applicable) of such Borrowing Subsidiary, the authorization of the Transactions and the enforceability of this Agreement insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, which shall be deemed to be satisfactory if such documents, certificates or opinions are consistent with the deliveries under Section 4.01.

ARTICLE V
Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and each B/A and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders as to itself and the Subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its subsidiaries that:

        SECTION 5.01.    Financial Statements and Other Information.    The Company will furnish to the Administrative Agent (which shall distribute such materials to each Lender):

        (a)   within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (with the opinion on such financial statements not containing (i) a "going concern" or like qualification or exception or (ii) any qualification or exception as to the scope of such audit that results from restrictions imposed by the Company on the audit procedures carried out by its independent public accountants) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the notes to the financial statements delivered under this paragraph for the fiscal year of the Company ending December 31, 2005, will include pro forma information combining the accounts of the Company and Molson for the period prior to the Combination);

        (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the notes to the financial statements delivered under this paragraph for the fiscal quarter of the Company during which the Combination occurs will include pro forma information combining the accounts of the Company and Molson for the period prior to the Combination);

        (c)   within 60 days after the end of Molson's fiscal quarter ending on or about December 31, 2004, the consolidated balance sheet and statements of income, stockholders equity and cash flows of Molson as of and for such fiscal quarter and the portion of the fiscal year then elapsed, all certified by a financial officer of Molson as presenting fairly in all material respects the financial condition and results of operations of Molson and its consolidated Subsidiaries on a consolidated basis in accordance with Canadian generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

        (d)   concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and, if the effect of such change shall have been deferred under Section 1.04 for purposes of Section 6.05 or any other provision hereof, reconciling, as applicable, the calculations referred to in clause (ii) above or any calculations required under any other provision with the financial statements delivered under clause (a) or (b) above, and (iv) confirming compliance with the requirements set forth in the definition of "Guarantee Requirement" and attaching a revised form of Schedule 3.13 showing all additions to and removals from the list of Domestic Subsidiaries that are Significant Subsidiaries since the date of the most recently delivered Schedule 3.13 (or confirming that there have been no changes from such most recently delivered Schedule 3.13);

        (e)   concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines or in accordance with the normal commercial practices of such accounting firm);

        (f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

        (g)   promptly after Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

        (h)   promptly following the request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act; and

        (i)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as any Agent or any Lender may reasonably request.

Information required to be delivered pursuant to the clauses above or pursuant to Section 5.02(b) or (d) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted on the Company's website on the Internet at www.coors.com (or such other address as the Company shall provide to the Lenders) or by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the

Administrative Agent providing notice of such posting or availability); provided that the Borrower shall deliver paper copies of such information to the Administrative Agent for any Lender that requests such delivery through the Administrative Agent. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

        SECTION 5.02.    Notices of Material Events.    The Company will furnish to the Administrative Agent (which shall distribute such materials to each of the Lenders) prompt written notice of the following:

        (a)   the occurrence of any Default;

        (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

        (c)   the (i) occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) receipt of any notice indicating any intention by the PBGC to terminate any Plan, or (iii) receipt of any notice indicating any intention by a multiemployer plan to obtain any withdrawal liability from the Company or any of its Subsidiaries or ERISA Affiliates (provided such withdrawal liability could reasonably be expected to exceed $50,000,000); and

any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered (or deemed to have been delivered) under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        SECTION 5.03.    Existence; Conduct of Business.    The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited by Section 6.03.

        SECTION 5.04.    Payment of Taxes.    The Company will, and will cause each of the Subsidiaries to, pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or generally applicable accounting principles in the relevant jurisdiction) or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.05.    Maintenance of Properties; Insurance.    The Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as shall be determined by the officers of the Company in the exercise of their reasonable judgment to be consistent with prudent business practices.

        SECTION 5.06.    Books and Records; Inspection Rights.    The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, so long as the Company has been provided the opportunity to be present, its independent accountants, all at such reasonable times and as often as reasonably requested. All visitation requests by Lenders shall be made through the Administrative Agent, and the Agents and Lenders shall endeavor to coordinate such visits in order to minimize expense and inconvenience to the Company.

        SECTION 5.07.    Compliance with Laws.    The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws, ERISA and Applicable Canadian Pension Legislation, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.08.    Use of Proceeds.    The proceeds of the Loans will be used solely to refinance the Molson Indebtedness and, contemporaneously with or after such payment and refinancing, for working capital and general corporate purposes of the Company and the Subsidiaries.

        SECTION 5.09.    Guarantee Requirement.    The Company will cause the Guarantee Requirement to be satisfied at all times.

ARTICLE VI
Negative Covenants

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and each B/A and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders as to itself and the Subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its subsidiaries that:

        SECTION 6.01.    Priority Indebtedness.    The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Priority Indebtedness other than:

        (a)   Indebtedness under this Agreement and the Subsidiary Guarantee Agreement;

        (b)   Indebtedness existing on the date hereof and set forth on Schedule 6.01, and extensions, renewals or replacements of any such Indebtedness (other than the Molson FRNs and the Molson Debentures) that do not increase the outstanding principal amount thereof; provided, that no additional Subsidiaries (other than Subsidiary Guarantors and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the date hereof) will be added as obligors or Guarantors in respect of any Indebtedness referred to in this clause (b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the date hereof);

        (c)   Indebtedness under the Existing Coors Credit Agreement;

        (d)   Indebtedness created under the Permanent Credit Facility and Guarantees by Subsidiary Guarantors (and, in the case of borrowings by Foreign Subsidiaries, Guarantees by other Subsidiaries) in respect thereof; provided, that at the time the Permanent Credit Facility shall have become effective and all conditions to borrowing thereunder have been satisfied or waived, (i) the commitments of the lenders under the Existing Coors Credit Agreement shall have been terminated, all Indebtedness and other obligations outstanding, accrued or otherwise owing thereunder shall have been paid and all letters of credit issued thereunder shall have been terminated, cash collateralized or backstopped or shall be deemed to be letters of credit issued under the Permanent Credit Facility, and (ii) the Company shall have made the prepayment required under Sections 2.07(c) and 2.09;

        (e)   the Senior Notes and related Guarantees of the Company and Subsidiary Guarantors (but not of any Subsidiary that is not a Subsidiary Guarantor), to the extent the proceeds of such Senior Notes shall have been used to make prepayments to the extent required pursuant to Sections 2.07(e) and 2.09;

        (f)    Indebtedness of any Subsidiary to the Company or any other Subsidiary, or Indebtedness of the Company to any Subsidiary; provided that no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;

        (g)   Indebtedness (including Capital Lease Obligations and Attributable Debt in respect of Sale-Leaseback Transactions) incurred to finance the acquisition, construction or improvement of, and secured by, any fixed or capital assets (including real property), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or Guarantors in respect thereof and that are not secured by any additional assets; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

        (h)   Indebtedness of any Person that becomes a Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and indebtedness which may be incurred to provide for the near-term working capital needs of any such Person under any revolving credit or similar facility that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that do not increase the outstanding principal amount thereof (or in the case of revolving credit facilities, the outstanding total commitment thereof) or add additional Subsidiaries (other than Subsidiary Guarantors and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the date hereof) as obligors or Guarantors in respect thereof and that are not secured by any additional assets (other than as a result of any Lien covering after-acquired property that shall be in effect at the time such Person becomes a Subsidiary);

        (i)    Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations of any Subsidiary that do not constitute Indebtedness (other than performance, surety, appeal or similar bonds to the extent constituting Indebtedness);

        (j)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or letters of credit, appeal bonds, surety bonds or performance bonds securing the performance of the Company or any Subsidiary pursuant to such agreements, in connection with acquisitions or dispositions of any business, assets or Subsidiary of the Company or any of its Subsidiaries or otherwise in the ordinary course of business;

        (k)   Indebtedness consisting of (or connected with) industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

        (l)    Securitization Transactions to the extent that the aggregate amount, without duplication, of all Securitization Transactions does not at any time exceed $100,000,000 in respect of Securitization Transactions relating to loans made to bars, pubs and other similar establishments in the United Kingdom or $400,000,000 in respect of other Securitization Transactions; and

        (m)  other Priority Indebtedness in an aggregate amount outstanding at any time not greater than 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, as of September 30, 2004 as shown on the pro forma balance sheet referred to in Section 3.04(c)).

        SECTION 6.02.    Liens.    The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

        (a)   Liens securing or deemed to exist in connection with Priority Indebtedness, to the extent such Priority Indebtedness is permitted under Section 6.01;

        (b)   Permitted Encumbrances;

        (c)   Liens in connection with Hedging Agreements, the aggregate principal amount of the obligations under which does not exceed $250,000,000;

        (d)   any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof (or on improvements or accessions thereto or proceeds therefrom) and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

        (e)   any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the assets to which it originally applies and proceeds of such assets, improvements and accessions and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

        (f)    Liens in favor of any Governmental Authority to secure obligations pursuant to the provisions of any contract or law;

        (g)   rights of first refusal of the Company's joint venture partner with respect to the Company's Equity Interests in Rocky Mountain Metal Container LLC;

        (h)   Liens to secure obligations of the Company to any Subsidiary Guarantor;

        (i)    Liens to secure obligations of a Subsidiary to the Company or any other Subsidiary; and

        (j)    other Liens not specifically listed above securing obligations (other than Indebtedness) not to exceed $50,000,000 at any one time outstanding.

        SECTION 6.03.    Fundamental Changes.    (a) The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and whether directly or through the merger of one or more Subsidiaries) assets representing all or substantially all the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Company in a transaction in which the Company is the surviving corporation.

        (b)   The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement or by Molson and its subsidiaries on the date of (and after giving effect to) the Combination, and businesses reasonably related thereto.

        SECTION 6.04.    Transactions with Affiliates.    The Company will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, purchase, lease or otherwise acquire any property or assets from or otherwise engage in any other transactions with any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate.

        SECTION 6.05.    Leverage Ratio.    The Company will not permit the Leverage Ratio at any time to exceed 3.50:1.00.

ARTICLE VII
Events of Default

        SECTION 7.01.    Events of Default.    If any of the following events ("Events of Default") shall occur:

        (a)   any Borrower shall fail to pay any principal of any Loan or any B/A when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

        (b)   any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

        (c)   any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made, deemed made or delivered;

        (d)   the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower's existence) or 5.08 or 5.09 (if such failure under Section 5.09 shall continue for five Business Days) or in Article VI;

        (e)   the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

        (f)    the Company or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period;

        (g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or that enables or permits (after all applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or (i) in the case of any Securitization Transaction constituting Material Indebtedness, that enables or permits the investors or purchasers to terminate purchases of Receivables or interests therein or to require the repurchase of all outstanding Receivables by the Company or a Subsidiary or (ii) any default or similar event under a Hedging Agreement constituting Material Indebtedness that enables or permits a counterparty to terminate such Hedging Agreement and require any termination or similar payment to be made thereunder); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

        (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

        (i)    the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

        (j)    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Company or any Significant Subsidiary to enforce any such judgment;

        (k)   an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

        (l)    the guarantee of any Subsidiary Guarantor under the Subsidiary Guarantee Agreement or the Company's guarantee under Article VIII shall not be (or shall be asserted by the Company or any Subsidiary Guarantor not to be) valid or in full force and effect (except in the case of any release of any guarantee of any Subsidiary Guarantor in accordance with the terms of the Subsidiary Guarantee Agreement);

        (m)  an "Event of Default" shall have occurred and be continuing under and as defined in the Permanent Credit Facility at any time when the Permanent Credit Facility shall be in effect; or

        (n)   a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Section (other than subclause (vii) of such clause (i)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and principal amounts payable in respect of B/As then outstanding to be due and payable in whole or in part (in which case any principal amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and of B/As so declared to be due and payable, together with accrued interest on the Loans and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately (except as provided above), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event described in clause (h) or (i) of this Section with respect to a Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII
Guarantee

        In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

        Except as otherwise provided herein, the Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

        The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

        The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

        The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

        In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

        Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents and the Lenders.

        Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

ARTICLE IX
The Agents

        In order to expedite the transactions contemplated by this Agreement, the Persons named in the heading of this Agreement are hereby appointed to act as Administrative Agent and Canadian Administrative Agent on behalf of the Lenders. Each of the Lenders and each assignee of any Lender hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent and, to the extent expressly provided herein, the Canadian Administrative Agent are hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Company or an Affiliate of the Company in a transaction not prohibited by this Agreement.

        With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent.

        The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02) and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the institution serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence, bad faith or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

        Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and in good faith believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

        In taking any discretionary action hereunder, or in determining whether any provision hereof is applicable to any event, transaction or circumstance, the Administrative Agent may, in its discretion, but shall not be required (unless required by any other express provision hereof) to, communicate such proposed action or determination to the Lenders prior to taking or making the same, and shall be entitled (subject to any otherwise applicable requirement of Section 10.02(b)), in the absence of any contrary communication received from any Lender within a reasonable period of time specified in such communication from the Administrative Agent, to assume that such proposed action or determination is satisfactory to such Lender.

        Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Company shall have the right, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), to appoint a successor; provided, that if a Default has occurred and is continuing, the Required Lenders, and not the Company, shall have the right, in consultation with the Company, to appoint such successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York or Toronto, as applicable, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE X
Miscellaneous

        SECTION 10.01.    Notices.    (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (i)    if to the Company, to it at Adolph Coors Company (or, following the Combination, Molson Coors Brewing Company), 311 10th Street, Golden, Colorado, Attention of Michael Kruteck (Telecopy No. (303) 277-5692 and (303) 277-7666), with a copy to Molson Coors Brewing Company, 311 10th Street, Golden, Colorado, Attention of Timothy V. Wolf (Telecopy No. (303) 277-5692) and Annita Menogan (Telecopy No. (303) 277-2601);

          (ii)   if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (i) above;

          (iii)  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan Services, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Jeremy M. Jones (Telecopy No. (713) 750-2223).

          (iv)  if to the Canadian Administrative Agent, to JPMorgan Chase Bank, N.A., Toronto Branch, 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto, Ontario M5J 2J2, Canada, Attention of Funding Officer (Telecopy No. (416) 981-9128); with a copy to the Administrative Agent as provided in paragraph (iii) above; and

          (v)   if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaires.

        (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 10.02.    Waivers; Amendments.    (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

        (b)   None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any amount payable in respect of any B/A or reduce the Applicable Rate, or reduce any fees payable hereunder, without the written consent of each Lender owed such amount, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or any amount payable in respect of any B/A, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender owed such amount, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or reduce the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender or (vi) release the Company or all or substantially all the Subsidiary Guarantors from its or their obligations under Article VIII or the Subsidiary Guarantee Agreement, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent.

        SECTION 10.03.    Expenses; Indemnity; Damage Waiver.    (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by JPMCB and J.P.Morgan Securities Inc., including the reasonable fees, charges and out-of-pocket disbursements of Cravath, Swaine & Moore LLP and Fraser Milner Casgrain LLP, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by any Agent or any Lender, including the reasonable fees, charges and out-of-pocket disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made, or the B/As accepted and purchased, hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

        (b)   The Company shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and out-of-pocket disbursements of any counsel for any Indemnitee, other than Taxes which, in all cases, are subject to indemnity only pursuant to Section 2.15, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or B/A or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

        (c)   To the extent that the Company fails to pay any amount required to be paid by it to any Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (or most recently prior to such time).

        (d)   To the extent permitted by applicable law, the Company, the Agents and the Lenders shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

        (e)   All amounts due under this Section shall be payable promptly after written demand therefor.

        SECTION 10.04.    Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender thereto (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) the Administrative Agent and, except in the case of an assignment (A) to a Lender or a Lender Affiliate, (B) at a time when an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing or (C) at a time more than 180 days after the date hereof, the Company, in its sole discretion, must have given its prior written consent to such assignment (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that such fee is not payable by the Company), (iv) the assignee, if it shall not be a Lender, shall deliver to the Agents Administrative Questionnaires and the documentation required to be delivered under Sections 2.15(e) and (f) and (v) no assignee shall be entitled to receive any greater payment under Section 2.15 than the assigning Lender would have been entitled to receive with respect to the assigned interest unless the entitlement to receive any additional amounts under Section 2.15 arises as a result of a change in applicable law after the date such assignee becomes a party to this Agreement. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

        (c)   The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans and amounts in respect of B/As owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaires (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

        (e)   Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender entitled to such benefits and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

        (f)    A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant shall not be entitled to the benefits of Section 2.15 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.15(e), (f) and (g) as though it were a Lender.

        (g)   Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (h)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank and such Granting Bank shall for all purposes remain the Lender of record hereunder. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. No SPC (or any Person receiving a payment through such SPC) shall be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 (or any other increased costs protection provision) than the applicable Lender would have been entitled to receive with respect to the interests transferred to such SPC. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04 other than Section 10.04(d), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Company and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to any Borrower, except with the Company's consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

        SECTION 10.05.    Survival.    All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

        SECTION 10.06.    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 10.07.    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 10.08.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 10.09.    Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b)   Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

        (c)   Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 10.10.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 10.11.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 10.12.    Confidentiality.    Each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b) to the extent requested by any regulatory authority (including any self-regulatory bodies), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, subject, if reasonably practicable, to prior notice to the Company, (d) to any other party to this Agreement, (e) to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, "Information" means all information received from or on behalf of the Company or any of its Subsidiaries relating to the Company or its Subsidiaries or Related Persons or their respective business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 10.13.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        SECTION 10.14.    Conversion of Currencies.    (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

        (b)   The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement

Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

        SECTION 10.15.    Permanent Credit Facility.    Notwithstanding any other provision contained herein, if any agreement or instrument establishing or entered into by the Company or any Subsidiary in connection with the Permanent Credit Facility shall contain any affirmative or negative covenant, event of default or similar provision that is more restrictive than the analogous provision in this Agreement or for which there is no analogous provision in this Agreement, then this Agreement shall be deemed to have been amended to incorporate such affirmative or negative covenant, event of default or similar provision, mutatis mutandis, into the appropriate Article of this Agreement. The Company agrees that it will (a) provide the Administrative Agent with complete and accurate copies of each such agreement or instrument (other than any commitment letter or fee letter) promptly after the execution thereof, and (b) execute any and all further documents and agreements and take all such further actions as shall be necessary or reasonably requested by the Administrative Agent to give effect to the provisions of this Section.

        SECTION 10.16.    USA Patriot Act.    Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

        SECTION 10.17.    Interest Act (Canada).    Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MOLSON COORS BREWING COMPANY,
by	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President and Treasurer
COORS BREWING COMPANY,
by	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President and Treasurer
MOLSON CANADA 2005,
by	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary and Corporate Counsel
by	/s/ STUART PRESTON Name: Stuart Preston Title: Treasurer
MOLSON INC.,
by	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Treasurer
by	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
MOLSON COORS CAPITAL FINANCE ULC,
by	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: President

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,
by	/s/ ROBERT T. SACKS Name: Robert T. Sacks Title: Managing Director
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent,
by	/s/ DREW MCDONALD Name: Drew McDonald Title: Vice President
SIGNATURE PAGE TO MOLSON COORS BREWING COMPANY CREDIT AGREEMENT DATED AS OF FEBRUARY 17, 2005
LENDER: Morgan Stanley Senior Funding Inc.
by	/s/ JAAP L. TONCKENS Name: Jaap L. Tonckens Title: Vice President
LENDER: Bank of Montreal
by	/s/ GENGA ARULAMPALAM Name: Genga Arulampalam Title: Managing Director
LENDER: Wachovia Bank, NA
by	/s/ C. JEFFREY SEATON Name: C. Jeffrey Seaton Title: MD

LENDER: Deutsche Bank AG
New York Branch
by	/s/ WILLIAM MCGINTY Name: William McGinty Title: Director
by	/s/ VINCENT WONG Name: Vincent Wong Title: Vice President

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$1,300,000,000 CREDIT AGREEMENT